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                                                                    Exhibit 23.1

                       Consent of Independent Accountants


We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of NCR Corporation of our report dated January 20, 2003 relating to the financial statements, which appears in NCR Corporation's 2002 Annual Report to Shareholders, which is incorporated by reference in its Annual Report on Form 10-K for the year ended December 31, 2002. We also consent to the incorporation by reference of our report dated January 20, 2003 relating to the financial statement schedule, which appears in such Annual Report on Form 10-K. We also consent to the references to us under the headings "Experts" in such Registration Statement.


/s/ PricewaterhouseCoopers LLP


Dayton, Ohio
April 10, 2003